Exhibit 21.0
LIST OF SUBSIDIARIES

Registrant:           SI Financial Group, Inc.

Subsidiaries	Percentage Ownership	Jurisdiction or State of Incorporation

Savings Institute Bank and Trust Company	100%	United States
SI Capital Trust I (1)	100%	Delaware
SI Capital Trust II (1)	100%	Delaware
803 Financial Corp. (2)	100%	Connecticut
SI Realty Company, Inc. (2)	100%	Connecticut
SI Mortgage Company (2)	100%	Connecticut

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(1)
In accordance with Financial Accounting Standards Board Interpretation No. 46R, “Consolidation of Variable Interest Entities,” SI Capital Trust I and SI Capital Trust II are not included in the Company’s consolidated financial statements.

(2)	Wholly-owned subsidiary of Savings Institute Bank and Trust Company.